Exhibit 4xx
                             VARIABLE ANNUITY RIDER


Rider Date:  [July 1, 2006]

Rider Charge:  [1.50]% - [Single Life]


This rider is made a part of the Contract to which it is attached. Except as stated in this rider, it is subject to the provisions contained in the Contract. Coverage under this rider begins on the Rider Date as shown above.

This optional rider provides that the Owner may withdraw as a benefit under this rider an amount up to the Maximum Annual Withdrawal Amount (MAW) for a period of time or for the lifetime(s) of the Single Life or Joint Lives, if applicable, if certain conditions are met as described below.


                                   Definitions

Benefit Year
Each 12 month period starting with the Rider Date and each Rider Date anniversary thereafter, or starting with the date of any Owner elected reset of the Guaranteed Amount and each reset anniversary thereafter, if applicable.

Guaranteed Amount (GA)
The total amount guaranteed to be available for future periodic Withdrawals.

Joint Lives
The two natural persons whose lives will be used to determine the benefits under this rider. These persons named on or before the Rider Date must be Spouses at the time this rider is elected. The Joint Lives may not be changed on or after the Rider Date except as described below. The Annuitant will be one of the Joint Lives if the Owner is a non-natural person.

Purchase Payments
Amounts paid into the Contract by the Owner including Bonus Credits, if any, before deduction of any applicable charges.

Single Life
The natural person whose life will be used to determine the benefits under this rider. The Single Life may not be changed on or after the Rider Date except as described below. The Annuitant will be the Single Life if the Owner is a non-natural person.

Spouse
An individual who would be recognized as a Spouse under federal law.

Waiting Period
The period of time until lifetime Withdrawals may begin which is the later of `a' or `b' where:

     `a' is [5] years from the Rider Date; and `b' is when the Single Life is [70] or when the youngest of the Joint Lives is [70], if applicable.

Withdrawal
Withdrawal means the gross amount of the withdrawal before any applicable charges and/or Interest Adjustment/Market Value Adjustment.

                             Guaranteed Amount (GA)

If the Rider Date is on the Contract Date, then the GA will be equal to the initial Purchase Payment. If the Rider Date is not on the Contract Date, then the GA will be equal to the Contract Value on the Rider Date.

The GA is subject to a $[10,000,000] maximum of the combined GA values for all of the Owner's LNL annuity contracts, including annuity contracts with an affiliated company.

Adjustment for Additional Purchase Payments
Upon receipt of a Purchase Payment after the Rider Date, the GA will be recalculated on the Valuation Date following receipt of the Purchase Payment to equal the GA immediately prior to receipt of the additional Purchase Payment, plus the additional Purchase Payment. If the Contract Value reduces to zero, then no additional Purchase Payments will be allowed. LNL reserves the right to restrict additional Purchase Payments.

Adjustment for Withdrawals
Each Withdrawal from the Contract will reduce the GA. Upon each Withdrawal from the Contract, if the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in the current Benefit Year is:

a.   less than or equal to the MAW; or
b. from a Qualified Contract and is greater than the MAW, but is the result of systematic monthly or quarterly installments withdrawn via LNL's automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by LNL in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract to which this rider is attached;

then the GA will be reduced by an amount equal to the Withdrawal.

If such cumulative Withdrawals fail to meet the requirements of `a' or `b' above, the GA will be [reduced to the lesser of:

a.   the Contract Value immediately following the Withdrawal; or
b. the GA immediately prior to the Withdrawal less the amount of the Withdrawal, but not less than zero.]

Automatic Reset of the GA
On the first Valuation Date of each Benefit Year, the GA will automatically reset to equal the Contract Value if each of the following conditions are met:

a. The Benefit Year anniversary is on or before the [10th] Benefit Year anniversary following the later of:
     1. the Rider Date; or
     2. the most recent Owner Election to Reset the GA.
b. The Contract Value on the first Valuation Date of each Benefit Year after the deduction of any Withdrawal, the Rider Charge and Contract Fee, if any, and the addition of any Purchase Payments, is greater than the GA as of the immediately preceding Valuation Date.
c. The Owner is still living, or the spouse of the deceased Owner as the Beneficiary has assumed ownership of the Contract.

Owner Election to Reset the GA
After the [10th] Benefit Year anniversary following the later of the Rider Date or most recent Owner Election to Reset the GA, the Owner may elect to reset the GA if each of the following conditions are met:

a.   Each Owner and Annuitant is under age [81].
b. Each Owner is still living, or the spouse of the Owner who was the Beneficiary has assumed ownership of the Contract and is under age [81].

The reset of the GA will be effective on the next Valuation Date following receipt of the Notice. On that date, the GA will be reset to the greater of:

a.   the Contract Value on the Valuation Date of the GA reset; or
b.   the GA on the immediately prior Valuation Date.

If the Owner elects to reset the GA, the Benefit Year will restart.

After a reset of the GA, Automatic Resets will begin and any subsequent Purchase Payments or Withdrawals will continue to adjust the GA as described above.

LNL may restrict Owner Elections to Reset the GA to anniversaries of the Benefit Year. In such event, notification, in a form acceptable to LNL, of the Owner's election to reset the GA must be received by LNL at least [30] days prior to the Benefit Year anniversary.

Upon an Owner Election to Reset the GA, the Rider Charge may change as described in the Rider Charge provision but will not exceed the guaranteed maximum charge for this rider.


                     Maximum Annual Withdrawal (MAW) Amount

The MAW as a benefit is an amount that may be withdrawn from the Contract by the Owner each year. On the Rider Date, the MAW is equal to [5]% of the GA. The MAW will be adjusted as described below. If no Withdrawals are made during the Waiting Period, as long as the MAW is greater than zero, then the MAW will continue during the lifetime(s) of the Single Life or Joint Lives, if applicable.

Except as described below, if a Withdrawal is made during the Waiting Period, then the MAW is available only as long as the GA is greater than zero.

If a Withdrawal is made during the Waiting Period, the Owner may make a one-time election to recalculate the MAW to a lesser amount so that it will be paid for the lifetime(s) of the Single Life or Joint Lives (if applicable) if all of the following occur:

a. Notice must be provided to LNL at least [30] days prior to the Benefit Year anniversary to reset the MAW to last for a lifetime(s);
b.   the Waiting Period has expired; and
c. it is less than [10] years since the Rider Date or the most recent Owner Election to Reset the GA or the Owner elects to reset the GA.

On the first Valuation Date of the Benefit Year following receipt of the Notice, the MAW will be reset to [5]% of the GA.

If an Automatic Reset of the GA or Owner Election to Reset the GA has occurred after the Waiting Period which causes the MAW to be greater than or equal to the MAW immediately prior to the Reset, then the MAW will continue during the lifetime(s) of the Single Life or Joint Lives, if applicable, as long as the MAW is greater than zero.

Adjustment for Additional Purchase Payments
If an additional Purchase Payment is accepted, the MAW will be recalculated and will be equal to the sum of [5]% of the additional Purchase Payment plus the MAW immediately prior to receipt of the additional Purchase Payment.

Adjustment for Withdrawals
Upon each Withdrawal from the Contract, if the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in the current Benefit Year is:

a.   less than or equal to the MAW ; or
b. from a Qualified Contract and is greater than the MAW, but is the result of systematic monthly or quarterly installments withdrawn via LNL's automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by LNL in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract Value, then the MAW will remain unchanged.

If such cumulative Withdrawals fail to meet the requirements of `a' or `b' above, the MAW will be [the least of:

a.   the MAW immediately prior to the Withdrawal; or
b.   the greater of:
     1. [5]% of the adjusted GA immediately following the Withdrawal; or
     2. [5]% of the Contract Value immediately following the Withdrawal; or
c. the new GA. If the new GA equals zero, this rider will terminate.]

Adjustment for Automatic Reset of GA or Owner Election to Reset GA
The MAW will reset on the Valuation Date of any Reset of the GA to equal the greater of:

a.   the MAW immediately prior to the reset of the GA; or
b.   [5]% of the reset GA.

Contract Value Reduces to Zero
If your Contract Value Reduces to Zero, the Withdrawals will continue for the lifetime(s) of the Single Life or Joint Lives, if applicable, if a lifetime MAW is in effect. Otherwise, Withdrawals will continue until the GA is reduced to zero. The Owner is entitled to receive equal Withdrawals such that the sum of the Withdrawals in a 12 month period equals the current MAW (this may require a final partial Withdrawal). The Owner may elect to receive Withdrawals at any frequency LNL offers, but will be no less frequently than annually.


                        [Effect of Divorce on Joint Lives

In the event of a divorce, the Owner may change from a Joint Lives option to a Single Life option [if under age [81]] at the then current Single Life rider charge. At the time of the change:

a.   a new Benefit Year begins;
b. if the Owner is under age [81] a new period for the Automatic Reset of the GA begins;
c.   the new GA will equal the Contract Value; and
d.   the new MAW will be [5]% of the new GA.

A new Waiting Period will not be imposed if this change occurs within [1] year of the divorce. Otherwise, the Owner will have to satisfy a new Waiting Period to obtain Maximum Annual Withdrawals for life.

After a divorce, the Owner may keep the Joint Lives option and potentially receive lifetime Withdrawals for the lives of the Owner and a new spouse. This is only available if no Withdrawals were taken after the Rider Date up to and including the date the new spouse is added as one of the Joint Lives. When the new spouse is added as one of the Joint Lives, a new Waiting Period will not be imposed. If any Withdrawal is made prior to the new spouse being added as a Joint Life the new spouse may not be added as one of the Joint Lives.]


                            Death of the Single Life

Upon the death of the Single Life, the lifetime payout of the MAW, if applicable, will end. If the Contract is continued the MAW will continue to the Beneficiary until the GA, if any, is zero. If the Contract Value equals zero, no other Death Benefit will be paid.

[If the surviving spouse assumes the Contract and becomes the new Owner and the Contract Value is greater than zero, the surviving spouse can choose to become the Single Life [if under age [81]] at the then current Single Life charge. On the date the surviving spouse chooses to become the Single Life the following occurs:

a.   a new Benefit Year begins;
b. if the surviving spouse is under age [81] a new period for the Automatic Reset of the GA begins;
c.   the new GA will equal the Contract Value; and
d.   the new MAW will be [5]% of the new GA.

A new Waiting Period will not be imposed if the Single Life is added within [1] year of death of the prior Single Life. A new Waiting Period will apply if the election occurs more than [1] year after the death of the original Single Life.]


                              Death of Joint Lives

Upon the first death of a Joint Life, the MAW will continue for the life of the surviving Joint Life if in effect. If the Contract Value equals zero, no other Death Benefit will be paid.

[As an alternative, the surviving Joint Life[, if under age [81],] may choose to elect the Single Life version at the then current Single Life charge if the Contract Value is greater than zero. On the date the surviving Joint Life chooses to become the Single Life the following occurs:

a.   a new Benefit Year begins;
b. if the surviving spouse is under age [81] a new period for the Automatic Reset of the GA begins;
c.   the new GA will equal the Contract Value; and
d.   the new MAW will be [5]% of the new GA.

A new Waiting Period will not be imposed if the Single Life is added within [1] year of death of a Joint Life. A new Waiting Period will apply if the election occurs more than [1] year after the death of a Joint Life.]

Upon the death of the second Joint Life, the lifetime payout of the MAW, if applicable, will end. If the Contract is continued the MAW will continue to the Beneficiary until the GA, if any, is zero. If the Contract Value equals zero, no other Death Benefit will be paid.


                                  Rider Charge

The annual charge for this rider on the Rider Date is equal to the rate shown above as the Rider Charge. This charge may change as described below but will never exceed the guaranteed maximum charge of [1.50]%.

An amount equal to the quarterly Rider Charge multiplied by the GA will be deducted from the Contract Value on the first Valuation Date of every third month following the later of the Rider Date or the most recent Owner Election to Reset the GA. The quarterly Rider Charge is the annual Rider Charge divided by four. This amount will be first deducted from each Variable Subaccount on a pro-rata basis. A pro-rata Rider Charge amount will be deducted upon an Owner Election to Reset the GA and upon a change from a Joint Life to a Single Life after a death or divorce and when a surviving spouse is added as a Single Life.

Upon an Owner Election to Reset the GA and upon a change from a Joint Life to a Single Life after a death or divorce and when a surviving spouse is added as a Single Life the annual Rider Charge will become the current charge in effect for new purchases of this rider at the time of the reset, not to exceed the guaranteed maximum charge. The annual Rider Charge will not change upon an Automatic Reset of the GA.

The Rider Charge will be discontinued upon the first of any of the following events to occur:

a. termination of this rider as described below; or
b. the Contract Value is zero.


                                     Waiver

Waiver of Contingent Deferred Sales Charge or CDSC / Surrender Charge
(if applicable)
If the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in the current Benefit Year is less than or equal to the MAW, no Contingent Deferred Sales Charge or CDSC/Surrender Charge will apply to the amounts withdrawn. Otherwise, the excess of the withdrawn amounts over the MAW will be subject to any applicable Contingent Deferred Sales Charge or CDSC/Surrender Charge to the extent that the total amount in the Contract Year exceeds the Free Withdrawal Amount for that year.

Waiver of Interest Adjustment/Market Value Adjustment (if applicable)
If the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in the current Benefit Year is less than or equal to the MAW, no Interest Adjustment/Market Value Adjustment will apply to the amounts withdrawn; otherwise, the excess of the withdrawn amounts over the MAW will be subject to Interest Adjustment/Market Value Adjustment.


                                     General

Assignments
While this rider is in effect, the Owner may not sell or assign the Contract, nor may it be discounted or pledged as collateral for a loan or as a security for the performance of an obligation or any other purpose.

Termination of this Rider
The Owner may terminate this rider by Notice any time after the later of:

a.   the [5th] Benefit Year anniversary following the Rider Date; or
b. the [5th] Benefit Year anniversary following the most recent Owner Election to Reset the GA.

The rider will also terminate as follows:

a.   on the Annuity Commencement Date;
b.   on the date the Contract to which this rider is attached terminates;
c. on the date the Owner or Annuitant is changed, except when the Contract is assumed by the Spouse as the beneficiary of the deceased Owner;
d. on the death of the Single Life or last surviving Joint Life if the GA is equal to zero; or
e.   on the date the GA and MAW equals zero as the result of a Withdrawal.

Upon termination of this rider, the benefits and charges within this rider will terminate. A pro-rata amount of the Rider Charge will be deducted upon termination of this rider or upon the termination of the Contract.


                   The Lincoln National Life Insurance Company


                                [GRAPHIC OMITTED]